Exhibit 99.1

For Release January 29, 2014 4:01 pm	Contact: Dave Mossberg Three Part Advisors, LLC Tel: 817-310-0051

MICROFINANCIAL INCORPORATED ANNOUNCES

FOURTH QUARTER AND YEAR END 2013 RESULTS

Burlington, MA – January 29, 2014 – MicroFinancial Incorporated (Nasdaq:MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the fourth quarter and the year ended December 31, 2013.

2013 Full Year Highlights Include:

•	Increased net income to $9.8 million or $0.66 per diluted share as compared to $9.4 million or $0.64 per diluted share in 2012;

•	Increased total revenues by 5.4% to $62.5 million as compared to $59.3 million in 2012;

•	Increased total cash received from customers by 7.4% or $9.0 million as compared to 2012 bringing total cash received to $130.8 million representing $8.86 per diluted share;

•	Achieved an after tax return on average assets of 5.7% and an after tax return on average equity of 11.4%;

•	Reduced net charge-offs by 2.4% to $18.2 million in 2013 as compared to $18.6 million in 2012; and

•	Increased the dividend payout to $0.25 per share in 2013 versus $0.24 per share in 2012.

Fourth Quarter 2013 Results:

Net income for the fourth quarter of 2013 increased to $2.5 million or $0.17 per diluted share based upon 14,762,899 shares for the fourth quarter of 2013 as compared to $2.4 million or $0.16 per diluted share based upon 14,731,946 shares for the fourth quarter of 2012.

Revenue in the fourth quarter of 2013 increased by 3.0% to $15.8 million compared to $15.3 million in the fourth quarter of 2012 due primarily to increases in rental income and income on service contracts. Revenue from leases remained flat at $10.3 million, rental income was $2.7 million, an increase of $0.1 million from the quarter ended December 31, 2012, and income on service contracts increased $0.2 million to $0.3 million for the quarter. Other revenue components contributed $2.5 million for the current quarter, an increase of $0.2 million from the same period last year.

Total operating expenses for the current quarter increased slightly to $11.7 million in 2013 from $11.6 million in the fourth quarter of 2012. Operating expenses included a decrease of $0.2 million in selling, general and administrative expenses, primarily related to compensation related expenses. The provision for credit losses decreased by $0.1 million as compared to the same period last year bringing the quarterly provision to $5.1 million. Fourth quarter net charge-offs increased to $5.3 million as compared to $4.5 million in the comparable period of 2012. Depreciation and amortization expense increased $0.3 million to $1.5 million primarily due to the increase in the number of lease contracts maturing and converting to rentals and the increase in the number of service contracts. Interest expense increased slightly to $0.7 million as compared to $0.6 million for the fourth quarter of 2012 as a result of higher debt balances outstanding which were partially offset by lower interest costs on the Company’s revolving line of credit.

Cash received from customers in the fourth quarter increased 2.2% to $33.0 million compared to $32.3 million during the same period in 2012. New originations increased 0.8% to $23.0 million during the fourth quarter of 2013, compared to $22.8 million in the fourth quarter of 2012.

Full Year 2013 Results:

For the year ended December 31, 2013, net income increased 4.4% to $9.8 million versus net income of $9.4 million for the prior year. Net income per diluted share for the year was $0.66 based on 14,774,529 shares versus $0.64 based on 14,689,531 shares for 2012.

Revenues for the year ended December 31, 2013 increased 5.4% to $62.5 million compared to $59.3 million during 2012. Revenue from leases was $41.2 million, an increase of $1.2 million from the previous year, rental income was $10.5 million, an increase of $0.8 million from 2012, and income from service contracts was $0.9 million, an increase of $0.5 million from 2012. Other revenue components contributed $9.9 million, an increase of $0.7 million from the previous year.

Total operating expenses for the year ended December 31, 2013 increased 5.1% to $46.2 million versus $44.0 million for 2012. Included in these operating expenses were increases of $1.0 million in selling, general and administrative expenses which increased to $18.5 million primarily related to increases in personnel related costs, bank service charges, and service contract monitoring fees. The provision for credit losses was flat year over year at $19.5 million. Net charge-offs decreased slightly to $18.2 million as compared to $18.6 million for 2012. Recoveries increased to $6.0 million during 2013 as compared to $5.2 million in 2012. Depreciation and amortization expense increased $1.1 million to $5.5 million due primarily to an increase in the number of lease contracts reaching maturity and converting to rentals and an increase in the number of service contracts. Interest expense increased slightly to $2.7 million as compared to $2.6 million for 2012 due to higher outstanding debt balances which were partially offset by lower interest costs on the revolving line of credit.

Headcount at December 31, 2013 was 155, which increased from 152 at the end of 2012. Cash received from customers was $130.8 million during 2013 as compared to $121.8 million for the prior year. The number of new contracts originated in 2013 increased by 7.6% to 19,051, however, due to our continued focus on micro-ticket transactions, the average funded amount declined from approximately $5,200 in 2012 to $4,800 in 2013. As a result of this decline, new contract originations for the year ended December 31, 2013 declined slightly to $90.6 million as compared to $91.7 million in the prior year.

Richard Latour, President and Chief Executive Officer said, “We are very pleased with our operating results for 2013. We increased net income to $9.8 million, diluted earnings per share to $0.66, and cash receipts to $130.8 million. We successfully launched our new E-Commerce initiative in the fourth quarter of 2013 which provides our dealer base with an additional method to increase their on-line sales efforts and allows lessees a quick and efficient method to finance their on-line shopping carts from our approved vendor base. Our continued investments in sales and marketing initiatives resulted in an 8% growth in dollars of applications over last year to $446 million and a 4% increase in approved applications to $237 million in 2013. In addition, we repurchased over 97,000 shares during 2013 at an average cost of approximately $7.28 per share and were able to increase the dividend payout rate to $0.25 per share for 2013 as compared to $0.24 in 2012.”

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$2,246	$3,557
Restricted cash	1,107	1,213
Net investment in leases:
Receivables due in installments	214,628	213,466
Estimated residual value	23,070	24,176
Initial direct costs	1,732	1,751
Less:
Advance lease payments and deposits	(3,010)	(3,278)
Unearned income	(58,772)	(62,244)
Allowance for credit losses	(15,379)	(14,038)

Net investment in leases	162,269	159,833
Investment in service contracts, net	2,058	797
Investment in rental contracts, net	1,059	1,037
Property and equipment, net	1,333	1,534
Other assets	2,980	1,658

Total assets	$173,052	$169,629

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	December 31,
	2013	2012
Revolving line of credit	$72,566	$70,380
Accounts payable	2,993	3,220
Dividends payable	63	40
Other liabilities	2,272	2,545
Income taxes payable	—	653
Deferred income taxes	6,678	10,399

Total liabilities	84,572	87,237

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2013 and December 31, 2012	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,435,498 and 14,470,219 shares issued at December 31, 2013 and December 31, 2012, respectively	144	145
Additional paid-in capital	47,475	47,500
Retained earnings	40,861	34,747

Total stockholders’ equity	88,480	82,392

Total liabilities and stockholders’ equity	$173,052	$169,629

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Income on financing leases	$10,287	$10,293	$41,153	$40,008
Rental income	2,689	2,556	10,534	9,737
Income on service contracts	296	123	936	388
Loss and damage waiver fees	1,498	1,407	5,859	5,385
Service fees and other	1,036	961	4,036	3,798

Total revenues	15,806	15,340	62,518	59,316

Expenses:
Selling, general and administrative	4,393	4,619	18,514	17,466
Provision for credit losses	5,116	5,199	19,530	19,490
Depreciation and amortization	1,478	1,199	5,448	4,355
Interest	694	604	2,703	2,639

Total expenses	11,681	11,621	46,195	43,950

Income before provision for income taxes	4,125	3,719	16,323	15,366
Provision for income taxes	1,674	1,327	6,560	6,015

Net income	$2,451	$2,392	$9,763	$9,351

Net income per common share:
Basic	$0.17	$0.17	$0.68	$0.65

Diluted	$0.17	$0.16	$0.66	$0.64

Weighted-average shares:
Basic	14,435,498	14,393,074	14,460,613	14,321,815

Diluted	14,762,899	14,731,946	14,774,529	14,689,531

About The Company

MicroFinancial Inc. (Nasdaq:MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Burlington, Massachusetts.

Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.